SCHEDULE 14A INFORMATION


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                              CMI Corporation
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              (Name of Registrant as Specified In Its Charter)


  (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

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     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other  underlying  value of transaction  computed pursuant to Exchange Act Rule 0-11:

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     4) Proposed maximum aggregate value of transaction:

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     5) Total fee paid:
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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
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     2) Form, Schedule or Registration Statement No.:

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     3) Filing Party:

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     4) Date Filed:

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                    INFORMATION CONCERNING PARTICIPANTS

     CMI Corporation ("CMI") and certain other persons named below may be deemed participants in the solicitation of proxies in respect of the proposed merger (the "Merger") of Claudius Acquisition Corp. ("Merger
Sub"), a wholly-owned subsidiary of Terex Corporation ("Terex"), with and into CMI, pursuant to the Agreement and Plan of Merger, dated as of June 27, 2001, by and among Terex, CMI and Merger Sub. The participants in this solicitation may include the directors of CMI: Bill Swisher (Chairman), Larry D. Hartzog, Thomas P. Stafford, Joseph J. Finn-Egan, Jeffrey A. Lipkin, J. Larry Nichols, Kenneth J. Barker and Ronald Kahn; as well as the executive officers of CMI: Bill Swisher (Chief Executive Officer), Carl E. Hatton (Chief Operating Officer), Jim D. Holland (Chief Financial Officer) and Thane A. Swisher (Vice President and Secretary). As of the date of this communication, other than Messrs. Finn-Egan and Lipkin, who each beneficially owns approximately 32.8% of CMI's common stock, Bill Swisher, who beneficially owns approximately 9.5% of CMI's common stock, and Thane Swisher, who beneficially owns approximately 1.7% of CMI's common stock, none of the foregoing participants beneficially owns individually in excess of 1% of CMI's common stock. Additional information about the directors and executive officers of CMI is included in CMI's Proxy Statement for its 2001 Annual Meeting of Shareholders filed with the SEC on April 30, 2001. Information will also be included in a proxy statement/prospectus to be filed by CMI with the SEC in connection with the proposed merger. Investors will be able to obtain these documents free of charge at the SEC's website (www.sec.gov), or by contacting CMI Corporation, P. O. Box 1985, Oklahoma City, OK 73101, Attention: Jim D. Holland, telephone: (405) 787-6020.

     INVESTORS SHOULD READ THE PROXY STATEMENT/PROSPECTUS CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS.


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     THE FOLLOWING IS A PRESS RELEASE ISSUED BY TEREX ON JUNE 28, 2001.

  For information, contact: Jack Lascar, Vice President at (203) 222-5943

                TEREX CORPORATION TO ACQUIRE CMI CORPORATION

     WESTPORT, CT, June 28, 2001 - Terex Corporation (NYSE: TEX) announced today that it has signed a definitive merger agreement with CMI Corporation (NYSE: CMI). The merger agreement provides for an exchange of all the outstanding shares of CMI, at an exchange rate of 0.16 share of Terex common stock for each share of CMI common stock, subject to a downward adjustment in the event the consolidated net debt of CMI exceeds $75.25 million at closing. As a result of this transaction, Terex is expected to issue a maximum of approximately 3.5 million shares of its common stock to CMI shareholders. The transaction, which is subject to customary closing conditions including CMI shareholder and regulatory approval, is expected to close during the third quarter of 2001.

     CMI is a leading manufacturer of a broad range of leading-edge automated machines for the construction and maintenance of highways, city streets and county roads, parking lots and bridges, with 2000 revenues in excess of $225 million. Products include asphalt and concrete mixing plants, road profiling and reclaiming equipment, concrete paving systems and landfill compactors and grinders. CMI has a strong competitive position with over 70 percent of its revenues derived from products that have either the number one or number two market share positions in their markets. The great majority of CMI products are marketed to customers engaged in road and bridge building and infrastructure development markets Terex already serves. In addition, CMI is the leading domestic manufacturer of lightweight concrete paving and maintenance equipment.

     "The acquisition of CMI is an excellent fit with our strategy of continuing to build the quality of the Terex franchise and to diversify the product range available to our customer base," said Ronald M. DeFeo, Chairman and Chief Executive Officer. "CMI is a strong operational fit for our growing infrastructure business. The combination of Cedarapids and CMI's hot mix asphalt businesses will create a very strong number two player in this industry. CMI also has a recycling grinder and compactor business, a perfect fit with Terex Recycling's trommel screening products. CMI would also put us into two new product categories: road profiling and reclaiming equipment and concrete paving and plants, which combined with Cedarapids pavers should give us the broadest roadbuilding product offering in the U.S."

     Ron DeFeo added, "Following on the 1999 acquisitions of Powerscreen and Cedarapids, CMI provides Terex with leading positions in several growing markets, including the construction and maintenance of highways and bridges, road infrastructure development and airport runway expansion. This transaction is expected to be slightly dilutive for the remainder of this year and to be accretive to Terex's earnings in 2002, given the current performance and expected margin improvement opportunities at CMI. With revenues in excess of $225 million, we expect substantial operational and distribution synergies with the resulting improvements in CMI's cost structure as we initially improve operations at CMI and then integrate it with Terex and its North American infrastructure business."

     Ron DeFeo continued, "While the near-term revenue performance for most construction-related equipment is challenging, improved fiscal conditions at all levels of government and mandated increases in federal road and infrastructure spending over the next several years should allow for continued growth in demand for road-building and infrastructure equipment."

     Fil Filipov, Terex Executive Vice President, will assume full responsibility for CMI as President. This is the first acquisition under the new Terex organization structure, which will initially place separate operational focus on the business prior to full integration with the balance of the operations. This will allow Terex to both capture and maintain the unique cultural and operational advantages of CMI while simultaneously allowing the Terex business model and philosophy to be introduced and implemented. Commented Fil Filipov, "CMI has excellent long-term customer relationships that stem from its outstanding sales and service support. CMI also has a tradition of product innovation and has also recently introduced lean manufacturing in their operations. Terex has the ability to build on this strong foundation while improving the operating efficiency of the overall enterprise."

ADDITIONAL INFORMATION AND WHERE TO FIND IT

     Terex intends to file a registration statement with the SEC on Form S-4 in connection with the merger and Terex and CMI expect to mail a proxy statement/prospectus to CMI's shareholders containing information about the merger. Investors and security holders are urged to read the registration statement and the proxy statement/prospectus carefully when they are available.

     The registration statement and the proxy statement/prospectus will contain important information about Terex, CMI, the merger, and related matters. Investors and security holders will be able to obtain free copies of these documents, when available, through the web site maintained by the SEC at http://www.sec.gov. In addition to the registration statement and the proxy statement/prospectus, Terex and CMI file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, and other information filed by Terex and CMI at the SEC public reference rooms at 450 Fifth Street, NW, Washington, D.C. 20549 or at the SEC's other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 800-SEC-0330 for further information on public reference rooms. Terex's and CMI's filings with the SEC are also available to the public from commercial document-retrieval services and the web site maintained by the SEC at http://www.sec.gov.

SAFE HARBOR STATEMENT

     The above contains forward-looking information based on Terex's current expectations. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond Terex's control, include, among others, the sensitivity of construction and mining activity to interest rates, government spending, downward economic cycles and general economic conditions; the success of the integration of acquired businesses; the retention of key management; foreign currency fluctuations; pricing, product initiatives, and other actions taken by competitors; the ability of suppliers to timely provide parts and components on a cost competitive basis, and the ability of Terex to timely manufacture and deliver cost competitive products to customers; the effect of changes in laws and regulations, including environmental laws and regulations; the continuing use of net operating loss carryovers; the effect of debt and restrictive covenants; and other factors, risks and uncertainties more specifically set forth in Terex's public filings with the SEC. The forward-looking statements herein speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in Terex's expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

     Terex Corporation is a diversified global manufacturer based in Westport, Connecticut, with 2000 revenues in excess of $2 billion. Terex is involved in a broad range of construction, infrastructure, recycling and mining-related capital equipment under the brand names of Terex, Unit Rig, Payhauler, O&K, Fermec, Benford, Powerscreen, Finlay, B.L. Pegson, Simplicity, Cedarapids, Grayhound, Jaques, Canica-Jaques, Lorain, PPM, P&H, Franna, Marklift, Koehring, Bendini, RO, Telelect, Square Shooter, American, Italmacchine, Peiner, Comedil, Matbro, Amida, Bartell, Coleman, Muller and Morrison. More information on Terex can be found at www.terex.com

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                             Terex Corporation
         500 Post Road East, Suite 320, Westport, Connecticut 06880
       Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com